UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2010

CNL Lifestyle Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification no.)

450 South Orange Ave. Orlando, Florida	32801
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 8, 2010, through CNL Income Partners, LP, our wholly owned subsidiary, we entered into a purchase and sale agreement (the “Purchase Agreement”) with US Assisted Living Facilities III, Inc., an affiliate of an institutional investor (“Seller”), and Sunrise Senior Living Investments, Inc. (“Sunrise”) to acquire an ownership interest in 29 senior living facilities (the “Communities”). Seller and Sunrise currently hold a ninety percent (90%) and ten percent (10%) membership interest, respectively, in Sunrise Third Senior Holdings, LLC, which is a joint venture that currently owns the interests in the Communities (the “existing joint venture”). We also entered into an agreement (the “Framework Agreement”, and together with the Purchase Agreement, the “Agreements”) with Sunrise to form a joint venture, CC3 Acquisition, LLC (the “new joint venture”), that will acquire all of the interests in the Communities.

The new joint venture, which is valued at approximately $630.0 million, will acquire all of Seller’s interests in the existing joint venture from Seller for a total purchase price of approximately $261.0 million, subject to certain adjustments depending on the timing of closing. Pursuant to the Agreements and through a series of related transactions, we will acquire up to sixty percent (60%) of the membership interests in the new joint venture for an equity contribution of approximately $115.0 million, along with other transactional and closing costs, and our pro rata share, or approximately $261.0 million, of the anticipated loan proceeds from new debt financing, which is expected to total approximately $435.0 million. A portion of the loan proceeds from the new debt financing will also be used to refinance the existing indebtedness encumbering the Communities. Sunrise will contribute its interest in the existing joint venture and its allocable share of the loan proceeds to the new joint venture for its approximately forty percent (40%) membership interest.

We have also agreed to fund our allocable share of up to $15.0 million of agreed upon capital improvements at the Communities. It is anticipated that affiliates of Sunrise will continue to operate and manage the Communities, which have a combined total of 2,082 units. The average age of the Communities is just under ten years, and the majority of Communities are located in metropolitan areas.

We are currently conducting our due diligence investigation of the transaction and the Communities. The due diligence period will expire on December 27, 2010, however such period may be extended by mutual consent of the parties to the Purchase Agreement. If we are not satisfied with the results of this investigation, we may terminate the Purchase Agreement at any time before the end of this period. In connection with the execution of the Agreements, we are required to fund $6.0 million, which represents our pro rata share of the initial deposit to an agreed upon escrow agent. The deposit will be returned to us if we terminate the Purchase Agreement during this diligence period or become non-refundable if we do not terminate the Purchase Agreement before the end of the diligence period.

In addition to the termination rights described above, the transaction is subject to various closing conditions, including, among other things, obtaining certain ground lessor consents and the receipt of applicable healthcare licenses. The terms of the Purchase Agreement is not contingent upon obtaining new debt financing; however, failure to obtain the contemplated new debt financing would significantly limit our ability to complete the transaction. There can be no assurance that any or all of these conditions will be satisfied and that the transactions will ultimately be completed or that new debt financing will be obtained, or if obtained, will be on favorable terms. The transactions are expected to close on or prior to January 31, 2011.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Given these uncertainties, the Company cautions investors and potential investors not to place undue reliance on such statements. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2010	CNL LIFESTYLE PROPERTIES, INC.

/s/ Joseph T. Johnson
	Name:	Joseph T. Johnson
	Title:	Senior Vice President and
Chief Accounting Officer